PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


EARNINGS PER SHARE:
-------------------

                                                                 For the Three Months Ended         For the Six Months Ended
                                                                          June 30,                          June 30,
                                                                 -----------------------------     ------------------------------
                                                                   2006             2005             2006              2005
                                                                 -------------  --------------     -------------    -------------
                                                                         (Amounts in thousands, except per share data)
Net income..................................................      $ 128,862        $108,266         $  243,078       $  204,677
Less: Cumulative Preferred Stock Dividends:
   10.00% Cumulative Preferred Stock, Series E..............              -               -                  -             (457)
   9.75% Cumulative Preferred Stock, Series F...............              -            (483)                 -           (1,884)
   8.60% Cumulative Preferred Stock, Series Q...............              -          (3,709)              (742)          (7,418)
   8.00% Cumulative Preferred Stock, Series R...............        (10,200)        (10,200)           (20,400)         (20,400)
   7.875% Cumulative Preferred Stock, Series S..............         (2,830)         (2,830)            (5,660)          (5,660)
   7.625% Cumulative Preferred Stock, Series T..............         (2,900)         (2,900)            (5,800)          (5,800)
   7.625% Cumulative Preferred Stock, Series U..............         (2,860)         (2,860)            (5,720)          (5,720)
   7.50% Cumulative Preferred Stock, Series V...............         (3,234)         (3,234)            (6,468)          (6,468)
   6.50% Cumulative Preferred Stock, Series W...............         (2,153)         (2,153)            (4,306)          (4,306)
   6.45% Cumulative Preferred Stock, Series X...............         (1,935)         (1,935)            (3,870)          (3,870)
   6.85% Cumulative Preferred Stock, Series Y...............           (685)           (685)            (1,370)          (1,370)
   6.25% Cumulative Preferred Stock, Series Z...............         (1,758)         (1,758)            (3,516)          (3,516)
   6.125% Cumulative Preferred Stock, Series A..............         (1,761)         (1,761)            (3,522)          (3,522)
   7.125% Cumulative Preferred Stock, Series B..............         (1,937)         (1,937)            (3,874)          (3,874)
   6.60% Cumulative Preferred Stock, Series C...............         (1,898)         (1,898)            (3,796)          (3,796)
   6.18% Cumulative Preferred Stock, Series D...............         (2,086)         (2,086)            (4,172)          (2,781)
   6.75% Cumulative Preferred Stock, Series E...............         (2,384)         (1,718)            (4,768)          (1,718)
   6.45% Cumulative Preferred Stock, Series F...............         (4,031)              -             (8,062)               -
   7.00% Cumulative Preferred Stock, Series G...............         (1,750)              -             (3,500)               -
   6.95% Cumulative Preferred Stock, Series H...............         (1,825)              -             (3,296)               -
   7.25% Cumulative Preferred Stock, Series I...............         (6,149)              -             (6,149)               -
                                                                 -------------  --------------     -------------    -------------
Total preferred dividends...................................        (52,376)        (42,147)           (98,991)         (82,560)
   Allocation of income to preferred shareholders based on
   redemptions of preferred stock (a).......................              -               -                  -           (1,904)
                                                                 -------------  --------------     -------------    -------------
Total net income allocated to preferred shareholders........       $(52,376)       $(42,147)        $ (98,991)        $ (84,464)
                                                                 =============  ==============     =============    =============
Total net income allocable to common shareholders...........       $ 76,486        $ 66,119          $ 144,087        $ 120,213
                                                                 =============  ==============     =============    =============
Allocation of net income to common shareholders by class:
      Net income allocable to shareholders of the Equity
       Stock, Series A......................................       $  5,356        $  5,356          $  10,712        $  10,731
      Net income allocable to shareholders of common stock..         71,130          60,763            133,375          109,482
                                                                 -------------  --------------     -------------    -------------
                                                                   $ 76,486        $ 66,119          $ 144,087        $ 120,213
                                                                 =============  ==============     =============    =============
Weighted average common shares outstanding:
   Basic weighted average common shares outstanding.........        128,180         127,986            128,151          128,284

   Net effect of dilutive stock options and restricted
     stock units - based on treasury stock method using
     average market price...................................            882             632                886              611
                                                                 -------------  --------------     -------------    -------------
   Diluted weighted average common shares outstanding.......        129,062         128,618            129,037          128,895
                                                                 =============  ==============     =============    =============
Basic earnings per common share (a).........................       $   0.55         $  0.47          $    1.04         $   0.85
                                                                 =============  ==============     =============    =============
Diluted earnings per common share (a).......................       $   0.55         $  0.47          $    1.03         $   0.85
                                                                 =============  ==============     =============    =============


(a) See Note 2 to the Company's condensed consolidated financial statements regarding "Net Income per Common Share" and the underlying discussion on Emerging Issues Task Force Topic D-42.

Note: There are no securities outstanding which would have an anti-dilutive effect upon earnings per common share for each of the three and six months ended June 30, 2006 and 2005.

                                   Exhibit 11